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                     April 12, 2023

       Vivek Sankaran
       Chief Executive Officer
       Albertsons Companies, Inc.
       250 Parkcenter Blvd.
       Boise, Idaho 83706

                                                        Re: Albertsons
Companies, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            File No. 001-39350

       Dear Vivek Sankaran:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Alexander J. May